 QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

AGREEMENT FOR
SALE AND PURCHASE
OF ASSETS
DATED AS OF JULY 21, 2000
BETWEEN
HICKORY TECH CORPORATION,
THROUGH ITS WHOLLY-OWNED SUBSIDIARY,
AMANA COLONIES TELEPHONE COMPANY,
AS SELLER
AND
SOUTH SLOPE COOPERATIVE TELEPHONE COMPANY
AS BUYER

AGREEMENT FOR SALE AND PURCHASE OF ASSETS

    This Agreement for Sale and Purchase of Assets is made and entered into effective as of the 21st day of July, 2000, by and between Hickory Tech Corporation, for and on behalf of its wholly owned subsidiary, Amana Colonies Telephone Company, Minnesota corporations ("Seller"), and South Slope Cooperative Telephone Company, an Iowa cooperative association ("Buyer").

RECITALS

  A.
  Seller owns and operates a telephone exchange company in an approximate 36 square mile service area in Iowa County, Iowa known as Amana Colonies Telephone Company (the "Exchange"). The Seller desires to sell the Exchange as a going concern business, including substantially all of the physical assets, licenses, franchises and goodwill of the Exchange.

  B.
  Buyer desires to purchase the Exchange, including substantially all of the physical assets, licenses, franchises and goodwill of the Exchange.

    NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer make the following Agreement.

AGREEMENT

ARTICLE 1
SALE AND PURCHASE OF ASSETS

    1.1  Sale and Transfer.  Upon the terms and subject to the conditions hereinafter set forth, and pursuant to the documents of transfer as required by Section 4.3 of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to buy from Seller, as of the Closing Date, all of Seller's Assets described below and as listed on Schedule 1.1a hereto (the "Transferred Assets"). The items listed on Schedule 1.1b hereto (the "Excluded Assets") shall be retained by Seller. Buyer agrees to purchase the Transferred Assets from Seller as set forth in the following Sections, and which shall include without limitation the assets described on Schedule 1.1a and the assets described in the following Sections 1.2 through 1.11:

    1.2  Central Office Real Estate/Right of First Refusal.  The land on which the central telephone office of the Exchange is located, together with the central office building and other improvements (collectively, the "Central Office Real Estate"), as described on the attached Schedule 1.2, which the Buyer shall use only as a central telephone office. Buyer understands that the Central Office Real Estate is subject to a right of first refusal retained by Seller's predecessor in interest, namely Amana Society, Inc. Pursuant to the reserved right of first refusal, Amana Society, Inc. has the right of first refusal to repurchase (i) the land included in the Central Office Real Estate (the "Land") for the amount of $3,000.00, and/or (ii) any buildings, structures, or improvements then located on Land (collectively, the "Improvements") for the lesser of the fair market value or the amount offered by a Buyer. Seller shall provide Buyer with a copy of the right of first refusal agreement between Seller and Amana Society, Inc. within five (5) business days following the execution of this Agreement. These two separate rights of first refusal are exercisable in accordance with the following provisions. The parties agree that these rights of first refusal must be waived by Amana Society, Inc., or Amana Society, Inc. must fail to exercise the rights as provided in paragraph c below, as a condition to Buyer's obligation to close hereunder.

  a.
  Required Notice.  Seller is required to provide Amana Society, Inc. with written notice (by certified mail) of its intention to sell or transfer the Land and/or Improvements. Such notice is required to include the proposed terms of transfer, including without limitation, the price, payment terms and identity of the proposed transferee. Seller shall provide such notice to Amana Society, Inc., and provide Buyer with a copy of such notice, within five (5) business days following the execution of this Agreement.

  b.
  Exercise of Option.  No later than 60 days after the effective date of such notice, Amana Society, Inc. must provide notice to the Seller as to whether Amana Society, Inc. is exercising its option(s) to repurchase the Land and/or Improvements in accordance with the price provisions contained in its retained right of first refusal and, at the option of the Amana Society, Inc., with such payment terms as are included in the notice. The election to exercise either of the options must be made in writing and mailed by certified mail to Seller. If exercised, Seller is bound to close on such transaction within 60 days after Amana Society, Inc. provides notice of such election, or at such other time as the parties may mutually agree.

  c.
  Failure to Exercise Option.  If Amana Society, Inc. fails to exercise one or both of its options within the required 60 day period, Seller may transfer the Land and/or Improvements (for which a repurchase option has lapsed) to the Buyer herein and Seller hereby agrees that it shall, upon the failure of Amana Society, Inc. to exercise its option, transfer the Land and Improvements to Buyer in accordance with the terms of the Deed attached as Exhibit 1.2c hereto, free of such lapsed option.

    1.3  Office Warehouse Space.  To the extent assignable by Seller, the Seller will assign to Buyer the lessee's interest in its leased office/warehouse facility known as the former "Homestead Implement" building located at 4429 V Street, Homestead, Iowa. Notwithstanding its good faith efforts, in the event the Seller is unable to assign the lessee's interest in the lease for any reason the Buyer shall accept as full performance any performance that Seller can make, without reduction in the Purchase Price. The form of Assignment of Lease is attached hereto as Exhibit 1.3;

    1.4  Telecommunications Plant—In Service and Under Construction.  All transmission assets, including without limitation, all trunk lines and service lines (whether underground or above ground), pole placements, poles, posts, cross-arms, wire, cable, conduits, ducts, switches, fixtures, switchboards, test boards, frames, racks, motors, generators, batteries and other items of central office equipment, subscriber station equipment, including house wiring and protectors, instruments, connections, appliances and other equipment which is incorporated in or attached or connected to any of the lines or facilities included in the Exchange, together with all construction in progress that includes any of the preceding items (collectively, the "Telecommunications Plant");

    1.5  Easements—Telecommunications Plant.  Easements for the Telecommunications Plant, whether written or oral, recorded or unrecorded, underground and above ground, as more particularly described below. Seller shall provide Buyer with copies of all written easement agreements within five (5) business days following the execution of this Agreement. The Seller hereby discloses, without representation or warranty of any nature, that it uses the following easements for the placement and maintenance of, and access to, the entire Telecommunications Plant as it currently exists:

  a.
  Types of Easements.  Such easements can be categorized as follows:

  i)
  unrecorded easements on real estate of Amana Society, Inc. ("Amana Society Easements");

  ii)
  recorded easements on the real estate of third parties (customers of the Exchange) which have been obtained by Seller through the deeds of conveyance under which such third party real estate was originally conveyed by Amana Society, Inc., or in the alternative, easements acquired on such properties through usage ("Customer Easements"); and

  iii)
  recorded easements obtained from third parties through easement agreements (e.g., the State of Iowa or Iowa County for highway crossings) ("Third Party Easements").

  b.
  Assignment of Easements.  On the Closing Date, by separate written instruments) in form for recording, the Seller will assign to Buyer, one or more instruments of sufficient width and scope and with sufficient specificity to show the location of such easements. The form of Assignment of Easements is attached hereto as Exhibit  1.5b.

  c.
  Mapping System.  At or prior to the Closing, the Seller will provide the Buyer with copies of the currently existing mapping system. The costs of any further surveying or engineering reasonably required by the Buyer to record the above easements and/or assignments of easements, together with the costs of recording any such additional items, shall be borne by the Buyer.

    1.6  Supplies and Equipment.  All supplies and equipment (excluding vehicles and test equipment) which are used in connection with the operation of the Exchange, except office supplies and office equipment which are specifically excluded from the Transferred Assets;

    1.7  Easements Right-of-Way Privileges.  Such easements, right-of-way privileges, rights of ingress and egress, leases, contracts, encroachment agreements and other interests in real estate, granted to or owned by the Seller, which give or vest in the Seller the right or privilege to construct, operate or maintain the Telecommunications Plant on real estate owned or held by third parties, together with all agreements and contracts which grant privileges for railroad, power line, telephone or telegraph line crossings or parallels, and or joint use of any assets;

    1.8  Franchises / Licenses.  All franchises, licenses, authorizations, ordinances, permits, or privileges owned or held by the Seller that are reasonably related to the construction, maintenance and operation of the Exchange;

    1.9  Long Term Service Contract.  All rights of Seller, to the extent assignable by Seller, to require Amana Society, Inc. to purchase long distance products and centrex/voice mail services from Seller for the remainder of a ten year period ending ten years after April 4, 1994. These Seller rights shall be assigned to Buyer pursuant to the form of Assignment attached hereto as Exhibit 1.9, to the extent the same is assignable by Seller. A copy of the long term service contract is also attached hereto as Exhibit 1.9;

    1.10  Goodwill.  All goodwill associated with the operation of the Exchange, including the benefit of the 20-year Noncompetition Covenant made by Amana Society, Inc., which shall be assigned to Buyer pursuant to the form of Assignment attached hereto as Exhibit 1.10, to the extent the same is assignable by Seller. A copy of the Noncompetition Covenant is also attached hereto as Exhibit 1.10; and

    1.11  Records.  All books, records, files, customer lists, maps, drawings, charts, blueprints, diagrams, engineering data, accounting data, correspondence and related items reasonably necessary and useful for the continued operation and maintenance of the Exchange.

    1.12  Selected Asset Purchase; No Right to Use "Amana" Name.  The transaction contemplated by this Agreement includes the sale and purchase only of the Transferred Assets described in this Agreement and the Schedules attached hereto, and does not contemplate the sale and purchase of certain excluded assets of the Exchange, such as cash, accounts receivable, prepaid expenses, office equipment and office supplies listed on Schedule 1.1b or the name, "Amana Colonies Telephone Company." Buyer recognizes that Amana Society, Inc. is the owner of certain designs, emblems, symbols, color schemes, logos, signs, trademarks and trade names, including the name and mark "Amana" (collectively, the "Trademarks"). The Buyer acknowledges and agrees that Amana Society, Inc. is the sole owner of the Trademarks, and the related goodwill that is associated with the Trademarks. The Buyer shall not hereby acquire any right, title or interest in such Trademarks, and does hereby disclaim any right, title, or interest in such Trademarks, and agrees that the Buyer shall not acquire any such rights under this Agreement.

    The Transferred Assets, to the extent not transferred to Buyer pursuant to Exhibits 1.2c, 1.3, 1.5b or 1.9, shall be transferred to Buyer at the Closing pursuant to the terms of a Bill of Sale, substantially in accordance with Exhibit 1.12 attached hereto.

ARTICLE 2
LIABILITIES

    2.1.  No General Assumption of Liabilities.  Except as provided in Section 2.2 below or as otherwise provided in this Agreement, the Buyer does not assume any liabilities, obligations, or undertakings of the Seller of any kind or nature whatsoever, fixed or contingent, known or unknown, determined or determinable, due or not yet due, including but not limited to accounts payable, notes payable, accrued expenses, employee entitlements or taxes of any kind.

    2.2  Customer Deposits.  Notwithstanding the foregoing, on the Closing Date, the Seller shall deliver to Buyer a detailed list of all customer deposits, together with accrued interest (if any). Such list shall include each customer name, address, deposit amount, and date or conditions for return, together with good funds payable to Buyer for the total amount of all such deposits and accrued interest. At the Closing, Seller and

Buyer shall enter into an Assignment and Assumption Agreement for such customer deposit liability to be assumed by Buyer, and such Agreement shall include an appropriate release of liability for, and indemnification of, the Seller. The form of Assignment and Assumption Agreement is attached as Exhibit 2.2.

ARTICLE 3
PURCHASE PRICE

    3.1.  Purchase Price and Allocation.  Buyer shall pay to Seller as full consideration for the transfer of the Transferred Assets, a total Purchase Price of Six Million Five Hundred Thousand Dollars ($6,500,000.00). No later than ten days prior to Closing, the Buyer and Seller shall have negotiated, in good faith, the allocation in Purchase Price among the Transferred Assets under the residual method as described in Section 1060 of the Internal Revenue Code. Buyer and Seller shall exchange at the Closing IRS Form 8594, Asset Allocation Statement, and the Buyer and Seller agree to report this transaction for tax purposes in accordance with such allocation, and to attach the applicable asset acquisition statement to their respective income tax returns for the taxable year of reporting this transaction.

    3.2  Payment Terms.  The above purchase price shall be paid by the Buyer to the Seller as follows:

  a.
  $250,000 upon execution of this Agreement by inter-bank wire transfer as a Good Faith Deposit;

  b.
  $6,250,000, subject to adjustment as provided in Section 3.3, on the Closing Date by inter-bank wire transfer of immediately available funds to such bank account(s) as Seller shall designate no later than 24 hours prior to Closing.

If the transaction contemplated by this Agreement does not close because of a material breach (which shall not include the nonoccurrence of conditions precedent to Buyer's obligation to close set forth in Section 6.1) by the Buyer under this Agreement, the Good Faith Deposit shall be retained by Seller as liquidated damages and not as a penalty, and forfeiture of the Good Faith Deposit shall be Seller's sole and exclusive remedy for Buyer's breach. If the transaction contemplated by this Agreement does not close for any other reason, Seller shall timely return the Good Faith Deposit to Buyer.

    3.3  Taxes and Governmental Charges.  Buyer shall pay any and all sales, use, transfer, stamp, conveyance, value added or similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, including all recording fees, notarial fees and other similar costs incurred in connection with the sale, transfer or assignment of the Transferred Assets or otherwise on account of this Agreement, except that Seller shall pay any accrued real or personal property taxes and franchise fees or other charges relating to operation of the Exchange prior to the Closing Date. Buyer, in its capacity as agent for Seller, shall assume Seller's obligation to pay all such accrued items for and on behalf of Seller, to the extent that the purchase price has been adjusted to reflect such items, and shall further submit timely evidence that Buyer has in fact paid such accrued items.

    3.4  Costs.  Each party shall pay at Closing its own brokerage and attorneys' fees, if any, incurred in connection with the sale of the Transferred Assets from Seller to Buyer.

ARTICLE 4
CLOSING

    4.1  Closing Date.  Provided that all conditions precedent have been satisfied or waived prior to then, the transactions contemplated by this Agreement shall be closed at 10:00 a.m. at the Seller's offices in Mankato, Minnesota on the "Closing Date", which shall be the earlier of:

  a.
  February 28, 2001; or

  b.
  The last business day of the month following receipt by the Buyer of requisite written regulatory approval.

    4.2  Closing Cut-Off.  The Seller shall be entitled to all revenues and shall be liable for all costs and expenses of the Exchange for the period ending at the close of business on the Closing Date. The Buyer shall be entitled to all revenues and shall be liable for all costs and expenses of the Exchange for the period beginning as of the commencement of business on the day following the Closing Date. The parties will work together in good faith to make a correct and complete determination of such amounts. The following provisions shall apply with respect to the monthly charges to customers of the Exchange for local exchange service ("Local Service Charges") and long distance calls made by customers ("Long Distance Charges").

  a.
  With respect to Local Service Charges for the month in which the Closing Date occurs, whether billed by the Seller and remaining unpaid on the Closing Date, or remaining unbilled on the Closing Date, the Buyer shall use reasonably diligent efforts, exclusive of legal action, to collect the amounts due. Upon collection, these amounts shall be prorated as of the Closing Date and the Seller's share (based on amounts actually collected, not on amounts billed) shall be paid by the Buyer to the Seller on the first date of each calendar month.

  b.
  Long Distance Charges prior to the Closing Date and remaining unbilled on the Closing Date, shall be billed by the Buyer at the rates used by the Seller, and the Buyer shall use reasonably diligent efforts, exclusive of legal action, to collect the amounts due for such service. Upon collection, the amounts shall be paid by the Buyer to the Seller (based on amounts actually collected, not on amounts billed) on the first date of each calendar month.

  c.
  Buyer shall perform all Carrier Access Billing System (CABS) procedures and similar Exchange revenue procedures in the normal timing and course of business following Closing, and a pro-rata allocation of such revenues shall be made between the Buyer and Seller (based on amounts actually collected, not on amounts billed). Buyer shall use its best efforts to obtain a Closing Date cutoff.

  d.
  With each monthly payment, the Buyer will provide the Seller with an accounting.

    To the extent any real estate interest is transferred under this Agreement, all applicable Real Estate taxes payable or accrued in the year of Closing shall be prorated between Seller and Buyer based upon the actual number of days elapsed in the calendar year. All other utilities and operating costs related to any real estate interest transferred under this Agreement shall be prorated as of the date of Closing.

    4.3  Documents of Transfer to be Delivered by Seller to Buyer.  On the Closing Date, the Seller shall deliver to the Buyer all documents and instruments necessary to transfer title to the Transferred Assets to Buyer, free and clear of any liabilities or liens, and shall take any action that is reasonably required to effectuate the transaction contemplated by this Agreement. Such documents shall include without limitation, a deed, bill of sale, and one or more assignments of easements. All closing documents, including instruments of conveyance, shall be in form reasonably acceptable to the Seller, Buyer and their respective counsel. Such documents shall include:

  a.
  Certified copies of all Seller's resolutions pertaining to the authorizations of this Agreement and the consummation of the transactions referred to in this Agreement (the "Transactions") by Seller;

  b.
  Duly executed bills of sale, assignments and other instruments of transfer, in form sufficient to convey to Buyer all of the rights, title and interest of Seller in and to the Transferred Assets. If any such rights are not assignable because of the provisions thereof or under law, the Seller will use its best efforts to obtain the necessary consents thereto. If consent cannot be obtained, the Seller shall retain the right. The Transferred Assets shall be conveyed to Buyer in accordance with the terms hereof and as follows:

  i.
  Deed to Central Office (in the event Amana Society, Inc. fails to exercise its option to repurchase the land and improvements), substantially in the same form as Exhibit 1.2c attached hereto and made a part hereof;

  ii.
  Assignment of Lease, to the extent assignable by Seller, substantially in the same form as Exhibit 1.3 attached hereto and made a part hereof;

  iii.
  Assignment of Easements, to the extent assignable by Seller, substantially in the same form as Exhibit 1.5b attached hereto and made a part hereof;

    iv.
    Assignment of Long Term Service Contract, to the extent assignable by Seller, substantially in the same form as Exhibit 1.9 attached hereto and made a part hereof;

    v.
    Assignment of Noncompetition Agreement, to the extent assignable by Seller, substantially in the same form as Exhibit 1.10 attached hereto and made a part hereof; and

    vi.
    Bill of Sale, substantially in the same form as Exhibit 1.12 attached hereto and made a part hereof;

  c.
  A certificate of Seller certifying as to the accuracy of Seller's representations and warranties on and as of the Closing Date and that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with on or before the Closing Date;

  d.
  Opinion of Counsel, in form satisfactory to counsel to Buyer, in accordance with Section 6.1e;

  e.
  Such other certificates and documents as Buyer or its counsel may reasonably request; and

  f.
  Abstracts of title to the Central Office as the same may be in the possession of Seller, showing any mortgages, liens, or encumbrances on the real estate. If any mortgages, liens, or encumbrances appear on the abstracts of title, or upon any UCC searches conducted by Buyer, Seller shall deliver appropriate releases or termination statements to Buyer at the Closing.

    4.4  Deliveries by Buyer to Seller.  At or prior to the Closing, Buyer will deliver to Seller:

  a.
  The balance of the Purchase Price, as required by Section 3.2;

  b.
  Certified copies of Buyer's resolutions pertaining to the authorization of this Agreement and the consummation of the Transactions by Buyer;

  c.
  A certificate of Buyer certifying as to the accuracy of Buyer's representations and warranties on and as of the Closing Date and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with on or before the Closing Date;

  d.
  Opinion of Counsel, in form satisfactory to counsel to Seller, in accordance with Section 6.2e; and

  e.
  Such other certificates and documents as Seller or its counsel may reasonably request.

    4.5  Records to be Retained by Seller.  Title to all of Seller's records, documents and papers of every kind and nature pertaining to the Exchange sold hereunder shall remain in Seller, but any thereof which Buyer may reasonably require for use in connection with the operation of the Exchange after the Closing Date shall either be delivered to Buyer or made available to it in such manner as may best meet the respective needs of the parties. In any case the party receiving or retaining such records shall make them available to the other during a period of five years following the Closing Date. After the expiration of said five-year period either party shall, before destroying any of such records received or retained by it, offer them to the other.

    Seller shall promptly forward to Buyer all correspondence, mail, payments and documents received by Seller after the Closing Date which relate to the operations of the Exchange occurring prior to or after the Closing Date.

    Buyer shall promptly forward to Seller all correspondence, mail, payments and documents received by it not related to the operation of the Exchange, such as matters concerning the Seller's income taxes, corporate charter or corporate governance.

ARTICLE 5
ENVIRONMENTAL CONDITIONS;
ASSETS SOLD "AS IS" AND "WHERE IS"

    5.1  Plant and Facility; Offices; Asbestos; Hazardous Materials. Buyer acknowledges that the Seller's plant and facility and offices and adjacent structures, appurtenances, facilities and improvements thereon and the Transferred Assets may contain asbestos-containing or other hazardous materials. In addition, Buyer acknowledges that the Transferred Assets may contain other hazardous materials. Buyer also acknowledges that it is aware that certain hazardous materials are used in maintenance and operations related to Seller's operations and the Transferred Assets, and that such hazardous materials may be present in the Transferred Assets. Buyer acknowledges that Seller has informed Buyer of the potential presence of asbestos-containing materials in the Transferred Assets and in the Land and Improvements, as well as other hazardous materials in the Transferred Assets, and Buyer acknowledges that the Purchase Price of the Transferred Assets reflects the potential presence of the asbestos-containing materials as well as hazardous materials and environmental claims or liabilities that may be associated with the Transferred Assets. Buyer understands and agrees that any responsibility for compliance with any environmental law, regulation or ordinance applicable to the ownership or use of the Transferred Assets following the Closing, including the costs of any remediation or cleanup associated with the Transferred Assets, or environmental claim or liability associated with the Transferred Assets, irrespective of when contamination occurred, is assumed by Buyer at the Closing.

SELLER HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESSED OR IMPLIED WITH REGARD TO THE CONDITION OR SAFETY OF THE TRANSFERRED ASSETS OR THE PRESENCE OF HAZARDOUS MATERIALS IN THE TRANSFERRED ASSETS.

    5.2  AS IS Sale.  The Buyer acknowledges and represents that it has had full opportunity to evaluate the assets to be purchased hereunder and has made its own evaluation of any revenue Buyer might expect to derive from the use of such assets. The Seller makes no representations or warranties whatsoever with respect to the assets herein agreed to be purchased by Buyer, the profitability of the Exchange as previously conducted by Seller, or the ability of such assets to generate any revenues in the future. Buyer agrees to take the Transferred Assets "AS IS" and "WHERE IS" and without any representation or warranty of any nature, whether in fact or law, or whether expressed or implied as it relates to the any condition of the Transferred Assets. Buyer has made all legal, factual and other inquiries and investigations as Buyer deems necessary, desirable or appropriate with respect to the Transferred Assets, and Buyer is purchasing the Transferred Assets based on Buyer's own inspection and examination thereof.

BUYER UNDERSTANDS THAT THE SELLER MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTEES, WHETHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE OR TYPE WHATSOEVER WITH RESPECT TO THE TRANSFERRED ASSETS, INCLUDING, WITHOUT LIMITATION, THE APPURTENANCES, FACILITIES AND IMPROVEMENTS THEREON, OR THE VALUE, MARKETABILITY, FEASIBILITY, DESIRABILITY, PROFITABILITY OR ADAPTABILITY THEREOF.

    5.3  Disclaimer of Warranties.  SELLER HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH HEREIN. SELLER IS NOT WARRANTING THE CONDITION OR USEFULNESS OF THE TRANSFERRED ASSETS, OR THEIR VALUE.

ARTICLE 6
CONDITIONS

    6.1  Conditions to Buyer's Obligations.  The obligation of Buyer to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may, to the extent allowed by law, be waived by Buyer:

  a.
  Regulatory Approval.  The obligation of the Seller and Buyer to close under this Agreement is subject to the receipt of (i) prior written approval of this transaction by the Iowa Utilities Board; (ii) a waiver from the FCC prior to the Closing Date that will allow Buyer to settle with NECA as an average schedule company, rather than a cost-based company, after Buyer's acquisition of the Exchange, and the necessary study area waiver; and (iii) all other necessary approvals, if any, from applicable federal, state or local governmental authorities. The Seller agrees to cooperate with the Buyer in the Buyer's applications to obtain such written approvals and waivers. The Buyer and Seller will use their best efforts to promptly secure such approvals and waivers.

  b.
  Performance of Covenants.  Seller shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and all representations and warranties of Seller as set forth in this Agreement shall remain true as of the Closing Date.

  c.
  Certificates; Documents.  Seller shall have delivered the certificates and other documents required by Section 4.3.

  d.
  Corporate Approvals.  The Transactions shall have received all necessary corporate approvals by Seller.

  e.
  Opinion of Counsel.  Buyer shall have received an opinion of counsel for Seller, satisfactory in scope and substance to counsel for Buyer, to the effect that:

  i.
  Seller is a corporation duly organized and in good standing under the laws of the State of Minnesota.

  ii.
  Seller has full corporate power to carry out the transactions provided for in this Agreement; all corporate and other proceedings required to be taken by or on the part of Seller to authorize it to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement have been duly and validly taken; and this Agreement has been duly and validly authorized, executed and delivered by Seller, and is the legally binding obligation of Seller enforceable in accordance with its terms.

  iii.
  Counsel does not know of any facts that by the consummation of this Agreement will (i) give rise to or cause any default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement or any other instrument or obligation to which Seller is a party or by which it or any of its properties or the Transferred Assets may be bound, or (ii) violate any court order, writ, injunction, or decree applicable to Seller or any of its properties or the Transferred Assets.

  iv.
  To the best of such counsel's knowledge, without independent investigation, no undisclosed lien, charge, encumbrance, or claim exists against the Transferred Assets.

  v.
  The bill of sale, deed, assignment, and other transfer documents delivered by Seller to Buyer at Closing are sufficient to vest in Buyer all right, title, and interest in and to the Transferred Assets.

  f.
  No Adverse Proceedings.  No action or proceeding against Buyer or Seller shall have been instituted or threatened that, if successful, could prohibit consummation or require substantial rescission of the transactions contemplated under this Agreement.

  g.
  No Material Adverse Change.  There shall have been no material adverse change to the business, operations, properties, assets or liabilities of the Seller or in the Transferred Assets since the date of this Agreement.

    6.2  Conditions to Seller's Obligations.  The obligations of Seller to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may, to the extent allowed by law, be waived by Seller:

  a.
  Regulatory Approval.  The obligation of the Seller and Buyer to close under this Agreement is subject to the receipt of prior written approval of the Iowa Utilities Board and all other applicable federal, state or local governmental authorities. The Seller agrees to cooperate with the Buyer in the Buyer's applications to obtain such written approval. The Buyer and Seller will use their best efforts to promptly secure such approval.

  b.
  Representations and Warranties.  All representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at such time, other than changes contemplated by this Agreement or approved by Seller in writing.

  c.
  Covenants.  Buyer shall have performed and complied with all covenants and agreements required to be performed by it on or prior to the Closing Date.

  d.
  Corporate Approvals.  The Transactions shall have received all necessary corporate approvals of Buyer.

  e.
  Opinion of Counsel.  Seller shall have received an opinion of counsel for Buyer, satisfactory in scope and substance to counsel for Seller, to the effect that:

  i.
  Buyer is a cooperative association duly organized and in good standing under the laws of the State of Iowa.

  ii.
  Buyer has full corporate power to carry out the transaction provided for in this Agreement; all corporate and other proceedings required to be taken by or on the part of Buyer to authorize it to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement have been duly and validly taken; and this Agreement has been duly and validly authorized, executed and delivered by Buyer, and is the legally binding obligation of Buyer enforceable in accordance with its terms.

  iii.
  Counsel does not know of any facts that by the consummation of this Agreement will (i) give rise to or cause any default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement, or any other instrument or obligation to which Buyer is a party or by which it or any of its properties or the Transferred Assets may be bound, or (ii) violate any court order, writ, injunction, or decree applicable to Buyer or any of its properties or the Transferred Assets.

  f.
  Certificates; Documents.  Buyer shall have delivered the balance of the Purchase Price as required by Section 3.2 and certificates and other documents required under Section 4.4.

  g.
  No Adverse Proceedings.  No action or proceeding against Buyer or Seller shall have been instituted or threatened that, if successful, could prohibit consummation or require substantial rescission of the transactions contemplated under this Agreement.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

    7.1  Buyer's Representations and Warranties.  Buyer represents and warrants to Seller that:

  a.
  Organization.  Buyer is a cooperative association duly incorporated, validly existing and in good standing under the laws of the State of Iowa and Buyer has full corporate power and authority to execute and deliver the documents required by this Agreement, to consummate the Transactions and to perform all of its obligations under the documents required by this Agreement. Buyer has obtained all corporate approvals necessary to consummate the Transactions and authorize the execution, delivery and performance of the documents required by this Agreement.

  b.
  Corporate Authority.  When executed by Buyer, each of the documents required by this Agreement shall be duly and validly executed and delivered by Buyer. Each of the documents required by this Agreement, when executed by Buyer, shall constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors' rights generally and by principles of equity.

  c.
  Funds.  On the Closing Date, Buyer shall have sufficient funds available to pay the Purchase Price and to consummate the Transactions.

  d.
  Investigation.  Buyer has made and completed, through its accountants, attorneys, agents, employees, and others, prior to the Closing, such investigations of the Transferred Assets and of the financial, legal and other condition and location of the Transferred Assets that it deems necessary or advisable with respect thereto. Buyer has diligently requested and has received all information which it has deemed pertinent, necessary or appropriate to an evaluation of the Transferred Assets and the transactions related thereto, and has conducted a thorough and independent investigation of all material aspects of the Transferred Assets. Buyer has carefully read and scrutinized all information provided to it by Seller and its representatives, or which

    Buyer has obtained through its independent investigation, and understands the fair implications of this information. Buyer has not received from the Seller, or from anyone acting or claiming to act on behalf of the Seller, any accounting, tax, legal or other advice with respect to the Transferred Assets or the transactions related thereto, and Buyer is relying solely on advice of its own accounting, tax, legal and other advisors. Buyer has such knowledge, experience and sophistication in financial and business matters as to enable it to evaluate all of the merits and risks associated with the Transferred Assets and the transactions related thereto.

  e.
  Financing.  Buyer will deliver to Seller, on or prior to the fifteenth (15th) day after execution of this Agreement, written commitments for financing or other written assurances from any of Buyer's lenders in form satisfactory to Seller that such financing will be available to Buyer to enable Buyer to pay the purchase price to Seller on the Closing Date. Breach of this representation shall result in forfeiture of the Good Faith Deposit to Seller.

    7.2  Seller's Limited Representations and Warranties.  Seller represents and warrants to Buyer that:

  a.
  Organization, Standing, and Authority of Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Seller is qualified to transact business as a foreign corporation in the State of Iowa and is in good standing under the laws of the State of Iowa. Seller has all requisite power (i) to own, operate, lease, and use the Transferred Assets, (ii) to conduct the business of operating the Exchange as presently conducted, and (iii) to execute, deliver, and perform its obligations under this Agreement and the documents contemplated hereby according to its respective terms.

  b.
  Authorization and Binding Obligation of Seller.  The execution, delivery, and performance of this Agreement by Seller has been duly authorized by all necessary corporate and other action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms.

  c.
  Litigation.  There are no known legal actions, suits, arbitrations or other legal administrative or governmental investigations or proceedings pending or threatened against Seller relating to the Exchange or the Transferred Assets, and Seller is not aware of any facts which might result in or form the basis for any such action, suit, investigation or other proceeding, except as disclosed on the attached Schedule 7.2(c).

  d.
  Schedules.  All Schedules to this Agreement are substantially true, accurate and complete in all material respects.

  e.
  No Breach or Violation.  The execution, delivery, and performance of this Agreement will not result in a breach or violation of, or constitute a default under, or create or impose any security interest upon any of the Transferred Assets pursuant to any franchise, statute, ordinance, rule, regulation, agreement, instrument or order.

  f.
  Title to Assets.  Seller has good and marketable title to the Transferred Assets, free and clear of any liens, mortgages, security interests, or any other encumbrances to secure payment or performance of an obligation.

  g.
  Required Consents.  Seller has, or will have as of the Closing Date, obtained any approvals from the Iowa Utilities Board necessary and required for Seller to operate the Exchange as of the Closing Date.

  h.
  Tax Proceedings.  No deficiencies have been assessed against Seller on the Exchange by any federal, state, or local tax authorities and Seller is unaware of any tax audits by any federal, state, or local tax authorities pertaining to the Exchange. Seller has duly and timely filed in proper form all federal, state, and local income, franchise, sales, use, property, excise, payroll, and other tax returns and all other reports (whether or not relating to taxes) required to be filed by law with all governmental authorities. All taxes, fees, and assessments of whatever nature due or payable by

    Seller pursuant to such returns, reports, or otherwise, have been paid other than accrued property taxes that have been credited against the purchase price.

  i.
  State and Federal Rules.  Seller is duly authorized under applicable agreements and federal and state rules, regulations, and orders to provide telephone service to customers presently receiving service from the Exchange. The operation of the Exchange is in compliance with the rules and regulations of the Iowa Utilities Board ("IUB") and the Federal Communications Commission ("FCC"), and Seller has received no notice and has no reason to know of any claimed default or violation with respect to the foregoing. Seller has filed all required reports with the FCC and the IUB.

  j.
  No Untrue Statement of Fact.  No representation or warranty made by Seller, nor any written statement or certificate furnished to Buyer, pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

  k.
  Compliance with Laws.  To the best of Sellers " knowledge, Seller has complied in all material respects with all applicable federal, state, and local laws, rules, regulations, franchises, and ordinances relating to the Exchange or to the Transferred Assets.

ARTICLE 8
COVENANTS

    8.1  Covenants of Buyer.  Buyer hereby covenants and agrees that from the execution date hereof to the Closing Date:

  a.
  Continued Efforts.  Buyer will use its continual best efforts to:

  (i)
  cause to be fulfilled and satisfied all of the conditions to the Closing to be performed or satisfied by Buyer;

  (ii)
  cause to be performed all of the matters required of Buyer at the Closing; and

  (iii)
  take such steps and do all such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

  b.
  Contracts.  From and after the Closing Date, Buyer shall assume, honor and fully and completely perform all of Seller's obligations and liabilities assumed pursuant to Section 2.2 of this Agreement.

    8.2  Covenants of Seller.  Seller hereby covenants and agrees that from the execution date hereof to the Closing Date:

  a.
  Access to Information and Facilities.  Seller shall exercise its reasonable efforts to furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Transferred Assets as shall reasonably be requested by Buyer.

  b.
  Continued Efforts.  Seller will use its continual best efforts to: (i) cause to be fulfilled and satisfied all of the conditions to the Closing to be performed or satisfied by Seller; and (ii) cause to be performed all of the matters required of Seller at the Closing.

  c.
  Maintenance of Business.  Seller shall maintain its books and records in the normal and usual manner. Seller shall keep the Exchange, taken as a whole, in a normal state of repair and operating efficiency to permit the business of the Exchange to be conducted as it is currently being conducted, and shall maintain inventory levels and preserve business relationships in accordance with past practices.

  d.
  Maintenance of Assets.  Seller will maintain all the Transferred Assets to be sold pursuant to this Agreement in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted.

  e.
  Corporate Existence.  Pending the Closing, Seller will maintain its corporate existence and powers and will not dissolve and liquidate.

  f.
  Payment of Taxes.  Except for taxes contested in good faith, Seller will pay all ad valorem and other taxes and similar governmental charges levied against it or upon its properties and business as they become due.

  g.
  Disposition of Assets.  Except pursuant to the terms of any contract executed on or before the date of this Agreement and made known to Buyer, or upon the direction of Buyer, Seller will refrain from disposing of or encumbering any of the Transferred Assets other than in the ordinary course of its business, and will not enter into or assume any obligation with respect to any contract, agreement, lease, license or commitment except in the ordinary course of business or as contemplated by this Agreement prior to Closing.

  h.
  No Breach of Existing Agreements.  Seller will not knowingly do any act or omit to do any act that will cause a breach of any contract, agreement, obligation, lease, license or commitment prior to Closing.

  i.
  Full Cooperation.  Seller will fully cooperate with Buyer and its counsel and accountants in connection with any steps required to be taken under this Agreement. Seller will instruct its accountants, agents and employees to allow Buyer and its representatives full access to any and all work papers and to confer with any and all persons in connection with Buyer's investigation of Seller and the Exchange.

    8.3  Mutual Covenants.

  a.
  Confidentiality.  Each party to this Agreement agrees to hold all information received from the other party with respect to this transaction, whether received before or after entering into this Agreement, in confidence (the "Confidential Information") until the Closing Date, and agrees that until then each party will use the same solely for the purposes of this Agreement. Each party agrees to make no more copies of such Confidential Information than is reasonably necessary for the purposes, consistent with this Agreement, for which it will be used. Each party agrees that it will not make disclosure of any such Confidential Information received from the other party to anyone except as specifically permitted by this Agreement and as required by law. Each party may disclose Confidential Information to its employees to whom disclosure is necessary for the purposes set forth above, provided that the disclosing party shall notify each such employee that disclosure is made in confidence and instruct such employees that such Confidential Information shall be kept in confidence by such employee in accordance with this Agreement. Furthermore, each party may disclose such Confidential Information to consultants and attorneys engaged by such party, to partners and prospective partners, and to lenders, but only pursuant to a written confidentiality agreement with such consultants and attorneys, partners, prospective partners, and lenders, except that according to such confidentiality agreement no further disclosure of the Confidential Information shall be permitted. Each party also agrees that it will make requests for Confidential Information of the other only if necessary to accomplish the purposes set forth in this Agreement. The obligations set forth herein shall be satisfied by each party through the exercise of the same degree of care used to protect its own information of like importance.

    If the Transactions are not consummated for any reason, each party agrees to return to the other party all such Confidential Information, including all copies thereof, immediately on request. The obligations arising under this section shall survive any termination or abandonment of this Agreement.

  b.
  Cooperation.  Each party covenants to use all reasonable efforts, commencing promptly on the execution and delivery of this Agreement, to take, or cause to be taken in good faith, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, expeditiously and practicably to consummate and make effective the Transactions, including, but not limited to, using its reasonable efforts to obtain all necessary actions, waivers, consents and approvals from third parties or governmental or regulatory bodies.

    8.4  Employment of Key Exchange Employees.  Following Closing, Buyer agrees in good faith to make offers of at-will employment to those key existing employees of the Seller identified in the attached Exhibit 8.4 upon the terms and conditions substantially as set forth in Exhibit 8.4. (For purposes of Section 8.4 and Exhibit 8.4, those employees identified in Exhibit 8.4 shall be referred to as the "At-Will Employees"). In doing so, the parties agree that neither this Agreement nor Exhibit 8.4 shall be construed as a contract of employment, and that as condition of their employment the At-Will Employees shall be required to sign a document in a form satisfactory to the Buyer which acknowledges the "at-will" nature of their employment with the Buyer. Furthermore, Seller acknowledges that it shall retain any and all liability relating to the employment of the At-Will Employees for the period of time in which the At-Will Employees were employed by the Seller, including, without limitation, liability arising from accrued and unpaid wages, paid time-off, vacation and/or sick leave, and workers' compensation claims.

ARTICLE 9
INDEMNIFICATION

    9.1  Indemnity by Seller.  The Seller agrees to indemnify, defend, and hold the Buyer harmless from and against any claim, damage, fine, or other expense (including reasonable attorney fees and costs) arising out of (i) the Seller's breach of any covenants, representations or warranties under this Agreement, (ii) acts or omissions that occurred with respect to the Seller's operation of the Exchange prior to the Closing Date, or (iii) any obligation of Seller not assumed by Buyer pursuant to the terms of this Agreement. In no event, however, shall Seller's liability hereunder exceed the sum of one million dollars ($1,000,000). The Seller shall pay these expenses upon demand. The Seller's obligations under this section shall be conditioned upon (i) prompt written notification of the nature and the amount of the claim, and (ii) waiting thirty (30) days from the receipt of such notice to provide an opportunity to settle such claim. The Seller may elect to contest the claim, and in that case, shall have thirty (30) days to secure the Buyer against the claim. The parties agree to cooperate fully with each other in the defense or settlement of any third party claim. The Buyer shall not settle any claim under this provision without prior written notice to the Seller, and the Seller's approval which shall not be withheld unreasonably.

    9.2.  Indemnity by Buyer.  The Buyer agrees to indemnify, defend, and hold the Seller harmless from and against any claim, damage, fine, or other expense (including reasonable attorney fees and costs) arising out of (i) the Buyer's breach of any representations or warranties under this Agreement, or (ii) acts or omissions that occur with respect to the Buyer's operation of the Exchange after the Closing Date. In no event, however, shall Buyer's liability hereunder exceed the sum of one million dollars ($1,000,000). The Buyer shall pay these expenses upon demand. The Buyer's obligations under this section shall be conditioned upon (i) prompt written notification of the nature and the amount of the claim, and (ii) waiting thirty (30) days from the receipt of such notice to provide an opportunity to settle such claim. The Buyer may elect to contest the claim, and in that case, shall have thirty (30) days to secure the Seller against the claim. The parties agree to cooperate fully with each other in the defense or settlement of any third party claim. The Seller shall not settle any claim under this provision without prior written notice to the Buyer and the Buyer's approval which shall not be withheld unreasonably.

ARTICLE 10
TERMINATION

    10.1  Termination By Buyer.  If any condition precedent to Buyer's obligation to effect the Closing, as set forth in Section 6.1 is not satisfied and such condition is not waived, if waivable, by Buyer on or prior to the Closing Date, Buyer shall not be obligated to effect the Closing and may terminate this Agreement. Termination of this Agreement due to the nonoccurrence of such a condition shall not result in the forfeiture of the Good Faith Deposit.

    10.2  Termination By Seller.  If any condition precedent to Seller's obligation to effect the Closing, as set forth in Sections 6.2b, c, d, e or f is not satisfied and such condition is not waived, if waivable, by Seller on or prior to the Closing Date, Seller shall not be obligated to effect the Closing and may terminate this Agreement and retain the Good Faith Deposit in accordance with the provisions of Section 3.2. If, however, the conditions precedent to Seller's obligation to effect the Closing, as set forth in Sections 6.2a or 6.2g, are not satisfied and such conditions are not waived, if waivable, by Seller on or prior to the Closing Date, Seller may also terminate this Agreement, but in that event, the Good Faith Deposit shall be returned to Buyer.

    10.3  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1 or 10.2, this Agreement shall thereafter become void, without further liability on the part of any party hereto or its respective shareholders, directors, officers or employees in respect thereof, except for the obligation, if any, to return the Good Faith Deposit as provided for in Section 3.2, and except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to termination under Section 10.1 or 10.2.

ARTICLE 11
POST CLOSING MATTERS

    11.1  Seller's Name Not Sold.  Seller has retained the use of the Exchange name, "Amana Colonies Telephone Company", and has not sold that name, or the name "Amana" to Buyer.

    11.2  Bulk Transfer Compliance.  The parties agree that the transaction contemplated by this Agreement is not subject to the Iowa Bulk Transfer Act.

    11.3  Announcements.  The Seller shall have the right to review and comment on any announcements or notice the Buyer proposes to make to the public or to any customers and other relevant parties prior to the Closing Date. The Buyer shall make no public announcement of the transaction contemplated by this Agreement prior to the Closing Date, unless the prior consent of the Seller is obtained, which shall not be withheld unreasonably.

ARTICLE 12
ARBITRATION

    12.1  Arbitrability.  All claims by Buyer or Seller by one against the other arising out of or related in any manner to this Agreement or Transferred Assets or the Transactions shall be resolved by arbitration, as prescribed herein.

    12.2  Rules.  A single arbitrator engaged in the practice of law and who has at least eight years of litigation experience shall conduct the arbitration under the then current commercial arbitration rules of the American Arbitration Association ("AAA"), unless otherwise provided herein. The arbitrator shall be selected in accordance with AAA procedures. The arbitration shall be conducted in Des Moines, Iowa.

    12.3  Discovery; Damages; Expenses.  The Buyer and Seller shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure. The arbitrator shall rule on unresolved discovery disputes. The arbitrator shall only have authority to award contractual damages and shall not have the authority to award punitive or exemplary damages, other non-compensatory damages or any other form of relief. Each party shall bear its own costs and attorneys' fees. The arbitrator's decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

    12.4  Judicial or Administrative Action.  If any party files a judicial or administrative action asserting claims subject to arbitration, as prescribed herein, and the other party successfully stays such action and/or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees.

ARTICLE 13
GENERAL

    13.1  Time of the Essence.  Time is of the essence with respect to each and every term, condition, obligation and provision hereof, and failure to timely perform or remedy any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a noncurable default under this Agreement by the party so failing to perform (but which may be waived by the nonbreaching party).

    13.2  Survival of Representations and Warranties.  The representations and warranties made herein shall survive the Closing for a period of two (2) years beyond the Closing Date, and thereafter shall terminate.

    13.3  Notices.  All notices hereunder will be in writing and served by certified mail, return receipt requested. Notice shall be deemed to have been duly given on the date mailed by the notifying party. Notice shall be sent as follows:

If to Seller:	ATTN: Robert D. Alton, Chief Executive Officer Hickory Tech Corporation 221 East Hickory Street P.O. Box 3248 Mankato, MN 56002-3248 Fax: (507) 625-9191
with a copy (which shall not constitute notice) to:
ATTN: Michael C. Karp Blethen Gage & Krause, PLLP 127 South Second Street P.O. Box 3049 Mankato, MN 56002-3049 Fax: (507) 345-8003
If to Buyer:	ATTN: J. R. Brumley South Slope Cooperative Telephone Company 210 Tuttle Street P.O. Box 8 Norway, Iowa 52318-0008 Fax: (319) 227-7700
with a copy (which shall not constitute notice) to:
ATTN: M. Daniel Waters Davis, Brown, Koehn, Shors & Roberts, P.C. 666 Walnut Street, Suite 2500 Des Moines, Iowa 50309-3993 Fax: (515) 288-2500

    13.4  Waivers.  No failure of a party to enforce a provision of this Agreement will be construed as a general or a specific waiver of that provision, or of a party's right to enforce that provision, or of a party's right to enforce any other provision of this Agreement. No waiver of any breach of any covenant or other provision herein contained shall be deemed to be a waiver of any preceding or succeeding breach, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed to be an extension of the time for performance of any other obligation or act.

    13.5  Headings.  The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions.

    13.6  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and when each of the parties hereto has executed and delivered to the other party one or more counterparts, this Agreement shall be binding and effective, even though no single counterpart has been executed by both of the parties.

    13.7  Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, that no assignment shall be permitted except as provided for in this Agreement.

    13.8  Assignment.  The rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning party, which consent may be withheld in such party's sole discretion.

    13.9  Additional Instruments and Assistance.  Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the Transactions.

    13.10  Governing Law.  This Agreement and the legal relations among the parties shall be governed and by construed in accordance with the internal laws of the State of Iowa, without regard to conflict of laws rule. Any action or proceeding to enforce the terms and conditions of this Agreement shall be brought in an Iowa state court of competent jurisdiction, subject to the arbitration provisions of this Agreement.

    13.11  Severability.  If any term or provision of this Agreement is, to any extent, held or deemed to be invalid or unenforceable when applied to any person or circumstance, the remaining provisions of this Agreement and the enforcement of such provision to other persons or circumstances, or to another extent, shall not be affected thereby, and each provision of this Agreement shall be enforced to the fullest extent allowed by law.

    13.12  Amendments.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived by a party, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

    13.13  No Construction Against the Drafting Party.  Each party hereto acknowledges that such party and its counsel have reviewed this Agreement and participated in its drafting. This Agreement shall not be construed against either party for having prepared it.

    13.14  Integration.  This Agreement, including all schedules and exhibits attached hereto, constitutes the entire agreement between the parties, and there are no agreements, understandings, warranties or representations between the parties except as set forth or noted herein. This Agreement is not made for the benefit of any person, firm, corporation or association other than the parties hereto. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

    13.15  Other Negotiations.  Seller agrees that pending the Closing hereunder Seller will not enter into any agreement or negotiate with any other person or entity regarding the sale of the Exchange or the Transferred Assets.

    13.15  Noncompetition.  Seller covenants and agrees that, for a period of three (3) years after the Closing Date, neither Seller nor any firm, corporation, partnership, or other entity directly or indirectly owned, managed, operated, or controlled by Seller, nor any of Seller's shareholders or principal officers or its direct or indirect affiliates, will participate in the ownership, management, operation, or control of any business or organization any part of which engages in the business of operating a telephone or wireless communication system or any other system or service competitive with the Exchange, within twenty (20) miles of the Exchange.

[Remainder of page intentionally left blank.]

    IN WITNESS WHEREOF, the parties to this Agreement have executed it effective as of the date first above written.

BUYER:	SELLER:
SOUTH SLOPE COOPERATIVE TELEPHONE COMPANY	HICKORY TECH CORPORATION
By:	By:
Richard Netolicky Its President	Robert D. Alton Its Chief Executive Officer
By:	By:
Derald Kimm Its Secretary	David A. Christensen Its Chief Financial Officer
Date:	Date:

QuickLinks

AGREEMENT FOR SALE AND PURCHASE OF ASSETS
RECITALS
AGREEMENT
ARTICLE 1 SALE AND PURCHASE OF ASSETS
ARTICLE 2 LIABILITIES
ARTICLE 3 PURCHASE PRICE
ARTICLE 4 CLOSING
ARTICLE 5 ENVIRONMENTAL CONDITIONS; ASSETS SOLD "AS IS" AND "WHERE IS"
ARTICLE 6 CONDITIONS
ARTICLE 7 REPRESENTATIONS AND WARRANTIES
ARTICLE 8 COVENANTS
ARTICLE 9 INDEMNIFICATION
ARTICLE 10 TERMINATION
ARTICLE 11 POST CLOSING MATTERS
ARTICLE 12 ARBITRATION
ARTICLE 13 GENERAL